<PAGE 1>


                                Exhibit 4a

                                                     											PTC-6
                                                     											11-10-98

                   SECOND AMENDMENT TO REVOLVING LOAN AGREEMENT


      	THIS SECOND AMENDMENT TO REVOLVING LOAN AGREEMENT (the "Second Amendment") dated as of October 15th, 1998 by and among POE & BROWN, INC., a Florida corporation, (the "Borrower") and SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION, a national banking association, (the "Lender").

                       W I T N E S S E T H

     	WHEREAS, on or about November 9, 1994, the Borrower and the Lender entered into a certain Revolving Loan Agreement (the "Initial Loan Agreement") dated November 9, 1994 pursuant to which the Lender extended to the Borrower a Revolving Loan in the aggregate amount of $10,000,000 (the "Revolving Loan." On or about May 15, 1995, the Borrower and the Lender entered into that certain First Amendment to Revolving Loan Agreement (the "First Amendment"), which modified the Initial Loan Agreement. The term "Initial Loan Agreement" hereafter includes the
First Amendment; and

     	WHEREAS, the Borrower and the Lender have reached an agreement to further modify and restructure the Revolving Loan so as to provide for, among other matters:

          	A.  	Increase the amount of the Revolving Loan to $50,000,000; and

          	B.  	Amend and modify various provisions of the Initial Loan
      Agreement including, by way of limitation, the Maturity Date for the Revolving Loan and the financial covenants,

and the parties hereto wish to set forth said changes in this Second
Amendment.

     	NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein, the Borrower, the Agent, and the Lender agree as follows:

     	1.  	DEFINITIONS.  Unless defined or re-defined in this Second
Amendment, capitalized terms contained herein shall have the meanings defined and set forth in the Initial Loan Agreement.

	     2.  	ADDITIONAL DEFINITIONS.  There is hereby added to Section 1.1 of the Initial Loan Agreement the following additional definitions:

<PAGE 2>
	"Consolidated EBIT" shall mean, for any fiscal period of the Borrower, an amount equal to the sum of (A) the Consolidated Net Income (Loss), plus,
(B) to the extent deducted in determining Consolidated Net Income (Loss), (i) provisions for taxes based on income, and (ii) Consolidated Interest Expense, for the Consolidated Companies, less, gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains and other one-time non-cash gains, all as determined in accordance with GAAP.

	"Consolidated EBITDA" shall mean, for any fiscal period of the Borrower, an amount equal to the sum of (A) the Consolidated EBIT, plus (B)(i) depreciation and (ii) amortization of the Consolidated Companies, plus
(iii) non-cash charges to the extent deducted in determining Consolidated
Net Income, all as determined for the Consolidated Companies in accordance with GAAP .

		"Intangible Assets" shall mean those assets of the Consolidated Companies, which are (i) deferred assets, other than prepaid insurance and prepaid taxes; (ii) patents, copyrights, trademarks, trade names, franchises, good will, experimental expenses and other similar assets which would be classified as "intangible assets" under GAAP; and
(iii) treasury stock.

	"Sublimit Advance" shall mean an Advance made pursuant to the Sublimit Facility.

	"Sublimit Facility" shall mean a portion of the Revolving Loan in the amount of $8,000,000 so as to provide for, among other matters, the daily and automatic extension of Advances to the Borrower to cover overdrafts or checks written by the Consolidated Companies, and the payment on a daily basis of said Advances if and to the extent funds are available in the accounts of the Consolidated Companies at the Lender.

	"Tangible Assets" shall mean all assets of the Consolidated Companies, all as determined in accordance with GAAP, but excluding Intangible Assets.

	"Tangible Net Worth" shall mean the excess of (i) Tangible Assets over
(ii) Total Liabilities.

	"Total Liabilities" or "Liabilities" shall mean all liabilities and obligations of the Consolidated Companies, all as determined in accordance with GAAP, and shall include Funded Debt and current liabilities.

     	3.	AMENDMENT OF EXISTING DEFINITIONS.  The following definitions set forth in Section 1.01 of the Initial Loan Agreement are hereby amended as follows:

	"Applicable Margin" shall mean:

<PAGE 3>

	(a)	In regard to a Sublimit Advance, the Base Rate less 1.00% (i.e. 100 basis points);

	(b)	0.00% for a Base Rate Advance;

	(c)	Until December 31, 1998, 0.45% for a Eurodollar Advance.  On
and after December 31, 1998, the Applicable Margin for a Eurodollar Advance shall be the percentage designated below based on the Borrower's Funded Debt to EBITDA, measured quarterly:


DEBT/EBITDA          >2.50       >1.75 but     >1.00 but       <1.00
                     _           _             _

                                 < 2.50        <1.75

Loan A                1.25%       .75%          .55%            .45%

Availability Fee       .25%       .20%          .15%            .125%


provided, however, that adjustments, if any, to the Applicable Margin based on changes in the Ratios set forth above shall be made and become effective on the first day of the second fiscal quarter after the Statement Date.

	"Availability Fee" shall mean a per annum fee based upon the unused portion of the Revolving Loan Commitment of the Lender. Such fee shall be based upon ratio of the Borrower's Funded Debt to EBITDA as set forth in the chart under "Applicable Margin", which fee is to be based (calculated on an actual/360 day year) on the average daily unused portion of the Revolving Loan Commitment, and shall be payable to the Lender quarterly in arrears on the last calendar day of each fiscal quarter of Borrower and on the Maturity Date.

	"Interest Period" shall mean with respect to Eurodollar Advances, the period of 1, 2, or 3 months selected by the Borrower under Section 4.4 hereof.

	"Maturity Date" shall mean the earlier of (i) October 15, 2000 , unless said dater is otherwise extended as provided under Section 2.4, hereof, and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable pursuant to the provisions of Article IX hereof.

	"Permitted Acquisitions" shall mean the acquisition, by merger, consolidation, purchase or otherwise, by any Consolidated Company of any Person where substantially all the assets or stock of said Person who is not affiliated with the Borrower are purchased, to the extent the purchase price or the value of said acquisition is less than $25,000,000
(determined as including any Funded Debt to be assumed in said acquisition), and after which no event of

<PAGE 4>

default will occur or be continuing. To be a "Permitted Acquisition," any such acquisition must be in the same line of business as is the Borrower.

	"Revolving Loan Commitment" shall mean the amount of $50,000,000 as the same may be decreased from time to time as a result of any reduction thereof pursuant to Section 2.5 hereof, or any amendment thereof pursuant to
Section 11.2 hereof.

     	4.	AMENDMENTS TO INITIAL LOAN AGREEMENT.  The Initial Loan
Agreement is hereby amended as follows:

        	(a)	In regard to Section 2.1(b), and the number of Borrowings which may be made hereunder, the number "six" is amended to read
             "ten".  Further, for the purposes of determining the number of Borrowings, all Sublimit Advances and Base Rate Advances
             shall be considered as one Borrowing.

        	(b)	Section 2.3 regarding payment of interest is amended in its
             entirety to read as follows:


            	"Section 2.3 Payment of Interest.

             	(a)	Borrower agrees to pay interest in respect of all
                  unpaid principal amounts of the Revolving Loans from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at rates per annum (computed on the basis of a 360 day year for the actual number of days elapsed) equal to the applicable rates indicated below:

                 	(i)	For Sublimit Advances - The Base
                      Advance Rate in effect from time to time less 1.00% (i.e. 100 basis points).

                	(ii)	For Base Rate Advances - The Base
                      Advance Rate in effect from time to time; and

               	(iii)	For Eurodollar Advances - The
                      relevant LIBOR Advance Rate.

           	(b)	Interest on each Loan shall accrue from and
                including the date of such Loan to but excluding the date of any repayment thereof; provided that, if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan. Interest

<PAGE 5>

on all outstanding Sublimit Advances and Base Rate Advances shall be payable quarterly in arrears on the last calendar day of each fiscal quarter of Borrower in each year. Interest on all outstanding Eurodollar Advances shall be payable on the last day of each Interest Period applicable thereto, and, in the case of Eurodollar Advances having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period. Interest on all Loans shall be payable on any conversion of any Advances comprising such Loans into Advances of another type and, on the Maturity Date.

     	(c)	Section 2.4 regarding extension of the Maturity Date is amended in its entirety to read as follows:

          	"Section 2.4	Extension of Maturity Date.  On each
       anniversary date of the Closing, the Borrower and the Lender will meet to review extending the Maturity Date by an additional one year period. If so agreed by both the Borrower and the Lender in writing, the Maturity Date will be so extended and no commitment or extension fee will be required."

      	(d)	There is hereby added to Article II the following Section 2.6:

          	"Section 2.6	Sublimit Facility.  In regard to the Sublimit
        Facility, the Borrower shall be entitled to Sublimit Advances from time to time, as follows:

           	(i)	The Sublimit Facility is a part of the
         Revolving Loan Commitment with Sublimit
         Advances being Revolving Loans hereunder, and shall be subject to the terms and conditions of this Agreement, except as otherwise set forth in this
         Section 2.6.

           	(ii)	The purpose of the Sublimit Facility
         is to cover overdrafts of operating accounts of the Consolidated Companies established at the Lender, on a daily basis. To be subject to the Sublimit Facility, the Borrower will need to so designate said account in a writing to the Lender (with said accounts being defined as the "Covered
         Accounts"). For the purposes of this Section, each Covered Account shall be deemed to be the demand deposit account of the Lender and the disbursement made as provided in Section 4.2 below."

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           	(iii)	At the end of  each banking day, to
         the extent that checks presented for payment on any Covered Account exceed the balance then available in that Account, the Lender shall make a Sublimit Advance available to the Borrower by crediting said Account in the amount of said difference provided, however, (A) the aggregate amount of all Sublimit Advances outstanding at any time shall not exceed the principal amount of $8,000,000, and (B) the aggregate amount of all Revolving Loans do not exceed the Revolving Loan Commitment as set forth in Section 2.1(a).

           	(iv)	At the end of each banking day, to
         the extent there is an excess balance in any Covered Account, said excess will be withdrawn from said Account and credited as a payment to the Sublimit Facility, with said payment being made toward principal.

The making of a Sublimit Advance and the corresponding crediting of said amount to the applicable Covered Account and the payment of the Sublimit Advance and the corresponding debiting of said Covered Account to the extent there is a positive balance in any Covered Account shall be done on a daily basis at the end of each banking day without the requirement of any Notice of Borrowing as set forth in Section 4.1 hereof."

    	(e)	Section 4.4 regarding Interest Periods is hereby amended in its entirety to read as follows:

     "Section 4.4    Interest Periods.

     	(a)	In connection with the making or continuation of, or conversion into, each Eurodollar Advance, Borrower shall select an Interest Period to be applicable to such Eurodollar Advance, which Interest Period shall be a 1, 2 or 3 month period; provided that:

          	(i)	The initial Interest Period for any Borrowing of
       Eurodollar Advances shall commence on the date of such Borrowing and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;


<PAGE 7>

           	(ii)	If any Interest Period would otherwise expire on a
       day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day;

           	(iii)	Any Interest Period in respect of Eurodollar
       Advances which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall, subject to part (iv) below, expire on the last Business Day of such calendar month; and

           	(iv)	No Interest Period shall extend beyond the Maturity
       Date.

     	(f)	There is hereby added to Article VI the following Section 6.29 regarding Y2K compliance.

        	"Section 6.29   Y2K Compliance.  The Borrower has taken
reasonable steps to ensure that the Borrower's and each Subsidiary's software and hardware systems which impact or affect in any material way the business operations of the Borrower and its Subsidiaries will be Year 2000 Compliant and Ready (as defined below) by no later than June 30, 1999. Because the Borrower and its Subsidiaries are highly decentralized in their operations, a comprehensive Y2K plan has not been developed. However, upon request of the Lender, the Borrower will prepare a summary of the Y2K measures it has taken and shall make those of its information technology employees and consultants who are in charge of the Borrower's Y2K compliance available to answer questions from the Lender. As used herein, "Year 2000 Compliant and Ready" means that the Borrower's and each Subsidiary's hardware and software systems with respect to the operation of their business and their general business plan will: (i) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing dated calculations in whole or in part; (ii) operate accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) respond to and process two-digit year input without creating any ambiguity as to the century; and (iv) store and provide date input information without creating any ambiguity as to the century.

    	(g)	Subsection 7.7(c) regarding the furnishing of a quarterly no default/compliance certificate is hereby amended in its entirety to read as follows:

<PAGE 8>

       	"(c)	No Default/Compliance Certificate.  Together
with the financial statements required pursuant to subsections (a),
(b) and (c) above, a certificate of the president, chief financial officer or principal accounting officer of Borrower (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Default under this Agreement, or if there exists an Event of Default or a Default hereunder, specifying the nature thereof and the proposed response thereto, and (ii) demonstrating in reasonable detail compliance as at the end of such fiscal year or such fiscal quarter with Section 7.8 and Sections 8.1 through 8.4. In addition, along with said Compliance Certificate, the Borrower will furnish a quarterly report of all Funded Debt, in form reasonably acceptable to the Lender.

Simultaneously with the delivery of each set of annual and quarterly financial statements prior to July 1, 1999, a statement of the Chief Executive Officer, Chief Financial Officer, or Chief
Technology Officer to the effect that nothing has come to his attention to cause him to believe that the Borrower's and its Subsidiary's hardware and software systems will not be Year 2000
Compliant and Ready (as defined below) on or before June 30, 1999.

    	(h)	Section 7.8 regarding Financial Covenants is hereby amended in its entirety to read as follows:

      "Section 7.8   Maintain the Following Financial Covenants.

      	(a)	Net Worth of a minimum of the sum of (i)
$65,000,000 (ii) 50% of cumulative Net Income after June 30,
1998, and (iii) 100% of net cash raised through contribution or issuance of new equity, less (iv) receivables from affiliates.

      	(b)	A Fixed Charge Ratio of not less than 1.25 to 1.00
(The Fixed Charge Ratio is defined as (Net Income + Operating Lease Payments + Provision for Taxes + Interest Expense + Depreciation + Amortization - Capital Expenditures) / (Scheduled Principal Payment + Interest Expense + Operating Lease Payments
+ Dividends).

       	(c)	A Debt to EBITDA ratio of not greater than 2.50 to
1.00.  (This ratio is defined as (Revolving Debt + Guaranteed Debt

<PAGE 9>

+ Term Debt)/(Net Income + Provision for Taxes + Interest
Expense + Depreciation + Amortization).

Covenants will be tested quarterly on a rolling four quarter schedule."

    	(i)	Section 7.10 regarding Additional Guarantors/Credit Parties/
Collateral is hereby amended in its entirety to read as follows:

        	"Section 7.10 Additional Guarantors/Credit
Parties/Collateral. Promptly after (i) the formation or acquisition (provided that nothing in this Section shall be deemed to authorize the acquisition of any entity) of any Material Subsidiary not listed on Schedule 6.12, (ii) the transfer of assets to any Consolidated Company if notice thereof is required to be given pursuant to
Section 7.7(m) and as a result thereof the recipient of such assets becomes a Material Subsidiary, (iii) the occurrence of any other event creating a new Material Subsidiary, Borrower shall cause to be executed and delivered a Guaranty Agreement from each such Material Subsidiary in the form attached hereto as Exhibit I, the joinder to the Contribution Agreement by such Material
Subsidiary, a certificate to be added to the Pledge Agreement by the Person owning the Capital Stock of said Material Subsidiary by which all of the said Capital Stock is pledged to the Lender, and a certificate to be added to the Security Agreement from said
Material Subsidiary whereby a first, perfected security interest in the assets of said Material Subsidiary is granted to the Lender, and such other documents as the Lender may reasonably request provided, however, for new Material Subsidiaries acquired after November 9, 1994, only the Capital Stock of said Material
Subsidiary will be required to be pledged to the Lender, and said new Material Subsidiary will not be required to execute a guaranty or grant a security interest in its assets to the Lender.

    	(j)	Section 8.1(e) regarding Intercompany Loans is amended in its entirety to read as follows:

        	"(e)	The Intercompany Loans described on Schedule
6.22 and any other loans between Consolidated Companies not exceeding individually at any time the amount of $500,000 and in the aggregate at any time the amount of $1,000,000 (excluding Intercompany Loans listed on Schedule 6.22) provided that no loan or other extension of credit may be made by a Guarantor to another Consolidated Company that is not a Guarantor hereunder unless otherwise agreed in writing by the Lender;"


<PAGE 10>

    	(j)	Section 8.1(f) regarding unsecured, Subordinated Debt, is amended in its entirety to read as follows:

       	"(f)	Unsecured, Subordinated Debt, not to exceed an
aggregate amount of $25,000,000, and other Subordinated Debt in form and substance acceptable to the Lender and evidenced by its written consent thereto;"

    	(k)	There is hereby added to Section 8.5 regarding investments, etc.
the following new Subsection (j):

       		"(j) an investment in Graystone Capital Partners of $1,000,000."

   	(l)	Section 8.17 regarding Guaranties is amended in its entirety regarding to read as follows:

   	"Section 8.17	Guaranties.  Without the prior written consent of the
Lender, extend or execute any Guaranty other than (i) endorsements of instruments for deposit or collection in the ordinary and normal course of business, (ii) Guaranties acceptable in writing to the Lender, and (iii) Guaranties for obligations of any Consolidated Subsidiary provided, however, said Guaranteed Indebtedness will not exceed the aggregate amount of $10,000,000 without the prior written consent of the Lender."

   	(m)	Section 9.9 regarding Money Judgements is amended in its
entirety to read as follows:

   	"Section 9.9    Money Judgment.  A Judgment or order for the payment
of money in excess of $1,000,000 or otherwise having a Materially Adverse Effect shall be rendered against any other Consolidated Company, and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of 60 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise). In regard to the foregoing, amounts which are fully covered by insurance shall not be considered in regard to the foregoing $1,000,000 limit."

   	(n)	Section 9.13 regarding Management is  deleted in its entirety.

     			5.	MODIFICATION OF SCHEDULES.  In regard to the
Schedules attached to the Initial Loan Agreement, the Borrower reaffirms each of said Schedules except for the Schedules as set forth below, which Schedules are so amended (as of the date hereof) in the form attached to this Second Amendment:


<PAGE 11>

		Schedule 6.1  		 	Organization and Ownership of Subsidiaries
		Schedule 6.11	 		 Employee Benefit Matters
		Schedule 6.13		  	Outstanding Debt and Defaults
		Schedule 6.28(a)		Places of Business

     	6.	LOAN AGREEMENT.  From and after the date of this Second Amendment, the term "Loan Agreement", shall mean the Initial Loan Agreement as modified by this Second Amendment. Further, to the extent applicable, all Loan Documents shall be deemed hereof to be automatically amended so as to refer to and reflect the transactions contemplated by this Second
Amendment. This Second Amendment shall be deemed to be a permitted amendment to the Initial Loan Agreement and, accordingly, shall be deemed to be a Loan Document. The Loan Agreement shall not be incorporated by reference into the Note.

    	7.	RATIFICATION.  Except as set forth in this Second Amendment, the
Borrower does hereby ratify and confirm the Initial Loan Agreement, along with its existing schedules and all other Loan Documents. In that regard, the Borrower does hereby agree with the Lender that in regard to each Loan Document, the Borrower has no claim, counterclaim, defense or other right of offset.


                  [Signature Pages on Following Pages]

<PAGE 12>

                              SIGNATURE PAGE TO
            SECOND AMENDMENT TO REVOLVING CREDIT AND LINE OF CREDIT
                                 AGREEMENT
                     BETWEEN SUNTRUST BANK, CENTRAL FLORIDA,
                           NATIONAL ASSOCIATION,
                            AND POE & BROWN, INC.


                                                BORROWER:

                                                POE & BROWN, INC.



                                               By: 	/S/ WILLIAM A. ZIMMER
                                                  ___________________________
Address for Notices:			                   		       William A. Zimmer,
220 South Ridgewood Avenue				                     Vice President/Treasurer
Daytona Beach, Florida 23115-2412			               and Chief Financial Officer

Attention: Chief Financial Officer


Telephone No.:  (800) 877-2769
Telecopy No.:  (904) 239-7252


In the case of Notices to the Borrower, copies shall be sent to:

Laurel L. Grammig
General Counsel
POE & BROWN, INC.
401 East Jackson Street
Suite 1700
Tampa, Florida 33602



Telephone No.:(813) 222-4277
Telecopy No.:(813) 222-4464

<PAGE 13>

                                SIGNATURE PAGE TO
              SECOND AMENDMENT TO REVOLVING CREDIT AND LINE OF CREDIT
                                     AGREEMENT
                    BETWEEN SUNTRUST BANK, CENTRAL FLORIDA,
                               NATIONAL ASSOCIATION,
                                AND POE & BROWN, INC.

Address for Notices:	                  	SUNTRUST BANK, CENTRAL FLORIDA,
                                						  NATIONAL ASSOCIATION,

200 South Orange Avenue
4th Floor, SAT.
Post Office Box 3833			                 	By: 	/S/ DARRYL J. WEAVER
Orlando, Florida  32897			                  ____________________________
                                             Darryl J. Weaver,
                           						            First Vice President
Attention: Darryl J. Weaver,
   	       First Vice President

Telephone No.:  (407) 237-5352
Telecopy No.:  (407) 237-4076


Lending Office:

200 South Orange Avenue
4th Floor, SAT.
Post Office Box 3833
Orlando, FL   32897

Attention:   Darryl J. Weaver,
       	     Vice President


Telephone No.:  (407) 237-5352
Telecopy No.:  (407) 237-4076
___________________________________________________________

Revolving Loan Commitment:			$50,000,000

Pro Rata Share of Revolving Loan Commitment:	   100%